                                                                    EXHIBIT 10.2











                            MEMBER CONTROL AGREEMENT



                                       OF



                            ACTIVE HAWK MINERALS, LLC





                                 EFFECTIVE AS OF
                                  JUNE 26, 2003

















THE LIMITED LIABILITY COMPANY INTERESTS AND UNITS CREATED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS. CONSEQUENTLY, THE LIMITED LIABILITY COMPANY INTERESTS AND UNITS MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED AND QUALIFIED UNDER SUCH LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION AND QUALIFICATION IS THEN AVAILABLE. OTHER RESTRICTIONS ON TRANSFER APPLY, AS HEREINAFTER SET FORTH.

                                TABLE OF CONTENTS


ARTICLE 1 FORMATION OF LIMITED LIABILITY COMPANY..................................................................1
         1.1      Formation and Term..............................................................................1
         1.2      Name............................................................................................1
         1.3      Place of Business and Agent for Process.........................................................2
         1.4      Purpose.........................................................................................2
ARTICLE 2 MEMBERS AND NEW MEMBERS.................................................................................2
         2.1      Members.........................................................................................2
         2.2      Terms of Membership Interests...................................................................2
         2.3      Additional Members..............................................................................2
ARTICLE 3 MEMBERS' CAPITAL........................................................................................3
         3.1      Definitions Relating to Capital.................................................................3
         3.2      Original Capital Contributions and Interests of Members.........................................4
         3.3      Active IQ Installments of Original Capital Contribution.........................................4
         3.4      Additional Capital Contributions................................................................4
         3.5      Other Capital Matters...........................................................................5
         3.6      Default by Member...............................................................................5
         3.7      Default in Original Capital Contribution of Active IQ...........................................6
         3.8      Transferee Succeeds to Transferor's Capital Account.............................................6
         3.9      Loans to Company................................................................................6
ARTICLE 4 ALLOCATIONS AND DISTRIBUTIONS...........................................................................6
         4.1      Definitions of Profits and Losses...............................................................6
         4.2      Allocation of Profits...........................................................................7
         4.3      Allocation of Losses............................................................................7
         4.4      Proration of Allocations........................................................................7
         4.5      Distributions of Net Cash From Operations.......................................................7
         4.6      Other Cash Distributions........................................................................8
ARTICLE 5 MANAGEMENT AND OPERATION OF BUSINESS....................................................................8
         5.1      Management and Control of the Company...........................................................8
         5.2      Appointment of Directors........................................................................8
         5.3      Removal, Resignation and Replacement of Directors...............................................8
         5.4      Authority of Board..............................................................................8
         5.5      Restrictions on Board Authority.................................................................8
         5.6      Obligations of the Board........................................................................9
         5.7      Reimbursement of Expenses.......................................................................9
         5.8      Conflicts of Interest...........................................................................9
         5.9      Independent Activities..........................................................................9
         5.10     Indemnification.................................................................................9
         5.11     Liability Under Other Agreements...............................................................10
ARTICLE 6 BOOKS OF ACCOUNT AND RECORDS...........................................................................10
         6.1      Books of Account...............................................................................10
         6.2      Accounting Practices...........................................................................10
         6.3      Bank Accounts..................................................................................10
         6.4      Report to Members..............................................................................10
         6.5      Partnership Tax Status and Information.........................................................10
ARTICLE 7 TRANSFER RESTRICTIONS..................................................................................11
         7.1      General Restriction............................................................................11
         7.2      Permitted Transfers............................................................................11
         7.3      Conditions to Permitted Transfers..............................................................11


         7.4      Acquit Company.................................................................................12
         7.5      Prohibition of Involuntary Transfers...........................................................12
         7.6      Effect of Attempts to Make Prohibited Transfers................................................12
         7.7      Limited Rights of Unadmitted Transferees.......................................................13
ARTICLE 8 RIGHTS, OPTIONS AND VALUATION..........................................................................13
         8.1      Certain Definitions............................................................................13
         8.2      Events Creating Option To Buy..................................................................13
         8.3      Notice To Company and Members..................................................................14
         8.4      Company's Option to Purchase...................................................................15
         8.5      Members' Option to Purchase....................................................................15
         8.6      Failure of Company and Members to Exercise Option..............................................15
         8.7      Active IQ Buyout Option........................................................................16
         8.8      Purchase Price.................................................................................16
         8.9      Closing Date and Terms of Purchase.............................................................17
ARTICLE 9 AMENDMENT OF AGREEMENT.................................................................................18
ARTICLE 10 DISSOLUTION...........................................................................................18
         10.1     Liquidating Events.............................................................................18
         10.2     Agreement to Avoid Dissolution.................................................................18
         10.3     Distributions on Liquidation...................................................................18
ARTICLE 11 GENERAL PROVISIONS....................................................................................19
         11.1     Notices........................................................................................19
         11.2     Consent and Waiver.............................................................................19
         11.3     Entire Agreement...............................................................................19
         11.4     Governing Law; Jurisdiction....................................................................20
         11.5     Binding Effect.................................................................................20
         11.6     Number and Gender..............................................................................20
         11.7     Interpretation.................................................................................20
         11.8     Severability...................................................................................20
         11.9     Counterparts...................................................................................20
         11.10    Right to Specific Performance..................................................................20
         11.11    Further Assurances.............................................................................20
         11.12    No Third-Party Beneficiary.....................................................................21
         11.13    Incorporation by Reference.....................................................................21
         11.14    Discretion.....................................................................................21
         11.15    Arbitration....................................................................................21
         11.16    Litigation Expense.............................................................................21

                           MEMBER CONTROL AGREEMENT OF
                            ACTIVE HAWK MINERALS, LLC


         THIS MEMBER CONTROL AGREEMENT is made effective as of June 26, 2003 (the "Effective Date"), by and between Active IQ Technologies, Inc., a Minnesota corporation ("AIQ"), and Hawk Precious Minerals USA, Inc., a Minnesota corporation ("Hawk Sub") (collectively with any future undersigned parties to this Agreement, the "Members") with respect to Active Hawk Minerals, LLC, a Minnesota limited liability company (the "Company").



                                  INTRODUCTION

         A. The Company has been organized pursuant to Minnesota Statutes, Chapter 322B (the "LLC Act"), by the filing of the Company's Articles of Organization (the "Articles"), and the making of capital contributions as set forth in Exhibit A attached to this Agreement and hereby made a part of this Agreement.

         B. The Members constitute all of the original members of the Company and wish to combine their respective business operations into a joint venture to be conducted in the form of the Company; and to that end the Members have executed and delivered a Joint Venture and Joint Contribution Agreement dated June 26, 2003 (the "Joint Venture and Joint Contribution Agreement") describing the respective capital contributions of the Members to the Company, a copy of which Joint Contribution Agreement is attached to this Agreement as Exhibit B.

         C. Section 322B.37 of the LLC Act authorizes a member control agreement for a limited liability company.

         D. Each Member desires to enter into such an agreement with respect to the Company, in the form of this Agreement which hereby incorporates by reference the Appendix of General Definitions and Income Tax Appendix attached hereto.



                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing facts which are hereby made a part of this Agreement, the mutual promises of the Members and the mutual benefits to be gained by the performance of this Agreement, the Members, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                     FORMATION OF LIMITED LIABILITY COMPANY

         1.1 Formation and Term. On June 24, 2003 (the "Formation Date"), the Company was formed as a limited liability company under the provisions of the LLC Act. The Members hereby adopt and approve the Company's Articles as filed in the office of the Minnesota Secretary of State on the Formation Date. Except as otherwise provided in this Agreement, the Articles and the Company's bylaws (the "Bylaws"), the rights and liabilities of the Members shall be as provided in the LLC Act. The Company shall exist perpetually unless dissolved upon a Liquidating Event as provided in Section 10.1.

         1.2 Name. The Company's business shall be conducted under the name of "Active Hawk Minerals, LLC" or such other name as the Board may designate.

         1.3 Place of Business and Agent for Process. The Board may from time to time change the location of the Company's principal office. In addition, the Board may in its discretion establish additional places of business of the Company. The name and address of the agent for service of process is as set forth in the Articles.

         1.4 Purpose. The Company has been formed for the purpose of obtaining and holding certain rights with respect to certain lands located in the Republic of South Africa pursuant to those certain Heads of Agreement by and among Hawk Sub, Kwagga Gold (Proprietary) Limited, and AfriOre International (Barbados) Limited ("AfriOre"), dated June 4, 2003 (the "Kwagga Agreement"); including the right to fund and participate in all operations conducted on such lands for the purpose of exploring for and exploiting base and/or precious metals discovered therein, if any (such purpose shall be hereinafter referred to as the "Project"). As of the Effective Date, the Company shall be the sole owner (other than Kwagga and AfriOre) of all rights in, to and under the Kwagga Agreement.

                                    ARTICLE 2
                             MEMBERS AND NEW MEMBERS

         2.1 Members. The names and addresses of the Members shall be set forth Exhibit A hereby made a part of this Agreement, as amended from to time pursuant hereto. For all purposes of this Agreement, the terms "Member" or "Members" means the Persons initially signing this Agreement as members of the Company under the LLC Act, in their capacity as members, and each other Person who shall hereafter be admitted to the Company as a Member pursuant to the terms of this Agreement.

         2.2 Terms of Membership Interests. Membership Interests in the Company are denominated "Units." The Company's Units shall have the rights provided by this Agreement, subject to any limitations in the Articles or the LLC Act. Each Member's Original Capital Contribution (as defined in Section 3.1(d)) and number and type of Units held shall be set forth in Exhibit A, as amended from time to time pursuant hereto.

         A Member's right to vote is a Governance Right. Each Member shall be entitled to one (1) vote on all Company matters for each Unit owned. Unless a higher threshold is specified in any provision of this Agreement or in the LLC Act, all actions to be taken or approved by the Members (either pursuant to this Agreement or otherwise) shall be taken or approved upon the unanimous vote of the Members holding issued and outstanding Units entitled to vote. As of the Effective Date, all Units have voting rights.

         Except as specifically set forth in this Agreement, all Units shall have equal Financial Rights and Governance Rights. Upon approval of the Members, the Board may establish one or more additional types, classes or series of Units having either Governance Rights or Financial Rights (or both) that are different, limited or preferred, as compared with the original Units authorized as of the Effective Date. If any such new type, class or series of Units is issued, this Agreement shall be amended to state the rights of such Units without further approval of the Members, or the Company's Officers may certify an addendum to this Agreement setting forth the relative rights, preferences and privileges of any new type, class or series of Unit.

         2.3 Additional Members. Additional Members may be admitted to the Company by issuing additional Units of a type, class or series authorized by this Agreement only upon such terms and conditions as may be established and approved by the Board and the Members. Upon any such consent and issuance of additional Units, Exhibit A shall be appropriately amended. Nothing in this
Section 2.3 shall be construed to limit the meaning and effect of Article 7 and
Article 8 with respect to the Transfer of Units by Members and the addition of Members pursuant to such Transfers.

         Each additional Member admitted to the Company shall execute this Agreement and, if making a Capital Contribution, shall execute and perform a Contribution Agreement delivered to and accepted on behalf of the Company by the Board. Any Person admitted to the Company as a Member or who otherwise has an interest in any Units shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement, including specifically the requirements of Article 3 relating to Capital Contributions.

                                    ARTICLE 3
                                MEMBERS' CAPITAL

         3.1 Definitions Relating to Capital.

                  (a) "Additional Capital Contributions" means, with respect to each Member, the Capital Contributions made by such Member pursuant to
         Section 3.4, reduced by the amount of any liabilities of such Member either assumed by the Company in connection with such Capital Contribution or which are secured by any property contributed by such Member as a part of such Capital Contribution.

                  (b) "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

                           (i) To each Member's Capital Account there shall be
                  credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to
                  Section 4 or Section 5 of the Income Tax Appendix, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member.

                           (ii) To each Member's Capital Account there shall be
                  debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of deductions or expenses that are specially allocated pursuant to Section 4 or
                  Section 5 of the Income Tax Appendix, and the amount of any liabilities of such Member that are assumed by the Company or secured by any property contributed by such Member to the Company.

                           (iii) In the event all or any portion of an Interest
                  is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

                           (iv) In determining the amount of any liability for
                  purposes of Sections 3.1(a), 3.1(b)(i), 3.1(b)(ii), and 3.1(d), there shall be taken into account Code ss. 752(c) and any other applicable provisions of the Code and Regulations.

                  (c) "Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Interest held by such Member, and includes an Original Capital Contribution under Section 3.1(d) and any Additional Capital Contribution under Section 3.1(a). The principal amount of a promissory note that is not readily traded on an established securities market and is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations ss.

         1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulationsss. 1.704-1(b)(2)(iv)(d)(2).

                  (d) "Original Capital Contribution" means, with respect to each Member, the Capital Contribution made by such Member pursuant to
         Section 4.2, reduced by the amount of any liabilities of such Member that are (i) assumed by the Company in connection with such Capital Contribution or (ii) secured by any property contributed by such Member to the Company as a part of such Capital Contribution.

         3.2 Original Capital Contributions and Interests of Members. The capital of the Company shall be contributed by the Members and accepted by the Board at the respective values set forth on Exhibit A attached hereto. Upon executing this Agreement, each Member shall contribute to the capital of the Company the amount specified following his, her or its name on Exhibit A hereto as his, her or its Original Capital Contribution, and shall be credited with the number and type of Units set forth therein. Exhibit A shall be amended from time to time upon the occurrence of any event changing the information set forth therein. Any such amendment shall not be considered an "amendment" to this Agreement subject to the provisions of Article 9.

         The Members acknowledge and understand that, in accordance with the Joint Venture and Joint Contribution Agreement, the Original Capital Contribution of Active IQ shall be paid in three separate installments of cash in the following amounts on or prior to the following dates, in order that the Company meet its obligations to fund exploratory and, if necessary, mining operations under the Kwagga Agreement:

Date                                  Amount
----                                  ------
Effective Date                        $500,000
September 27, 2003                    $1,000,000
November 11, 2003                     $600,000




         3.3 Active IQ Installments of Original Capital Contribution. The installment of Active IQ's Original Capital Contribution due and payable on September 27, 2003 (the "First Funding Date") shall hereinafter be referred to as the "First Funding" and the installment of Active IQ's Original Capital Contribution due and payable on November 11, 2003 (the "Second Funding Date") shall hereinafter be referred to as the "Second Funding." All of Active IQ's installments of its Original Capital Contribution, including the installment made on the Effective Date, shall be made by wire transfer of immediately available funds to either the Company or to Kwagga, on the Company's behalf, in order for the Company to meet its funding obligations under the Kwagga Agreement, as the Members shall mutually determine a reasonable amount of time in advance of the Effective Date, the First Funding Date and the Second Funding Date.

         3.4 Additional Capital Contributions. Each Member may contribute from time to time as an Additional Capital Contribution such additional money or other property as agreed upon by all the Members; provided, however, that any Additional Capital Contribution of property other than money made pursuant to this Section 3.4 shall be subject to the terms and provisions of a Contribution Agreement to be executed by the contributing Member and the Company prior to delivery of such property. The Company shall not demand that Members make Additional Capital Contributions.

         If Additional Capital Contributions are not made equally by all Members, the Board shall equitably adjust the Capital Accounts, and Units if necessary, of each Member to account for any non-pro-rata Additional Capital Contributions on terms that shall be set forth in a Contribution Agreement signed as provided in the preceding paragraph. Upon any such adjustment, Exhibit A shall be appropriately amended. Additional Units may be issued only as permitted by Sections 2.2 and 2.3. If additional Units are issued, Exhibit A shall be appropriately amended.

         3.5 Other Capital Matters.

                  (a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of the Member's Capital Contributions or withdraw them from the Company without the approval of the Members. Under circumstances allowing or requiring a return of any Capital Contributions, no Member shall have the right to receive Company Property other than cash except as may be specifically provided herein.

                  (b) No Member shall receive any interest, salary or draw with respect to the Member's Capital Contributions or the Member's Capital Account.

                  (c) Except as otherwise provided by any other agreements among the Members or mandatory provisions of applicable state law, a Member shall be liable only to make the Member's Capital Contributions and shall not be required to lend any funds to the Company or, after the Member's Original Capital Contribution has been made, to make any Additional Capital Contributions to the Company.

                  (d) A Member with a deficit balance in his, her or its Capital Account after the distribution of liquidation proceeds under Article 10 shall not be required to contribute the amount of such deficit to the Company.

         3.6 Default by Member. Except with respect to an Original Capital Contribution by a Member or any installment thereof (which case is governed by Section 3.7 below), in the event that a Member fails to make any payment, or any installment thereof, when due, of any Capital Contribution or other obligation hereunder or under a Contribution Agreement, the Board may enforce such obligation in such manner as may be permitted by law. Without limiting the generality of the foregoing, the Board may, in its discretion:

                  (a) bring an action at law or in equity to enforce such obligation;

                  (b) assess interest on the unpaid amount at the highest rate of interest then being charged to the Company by any lender or allowed by state law; and/or

                  (c) if the unpaid obligation is a required Capital Contribution, require the defaulting Member to unconditionally and irrevocably assign to the remaining Members that portion of the defaulting Member's Units which bears the same ratio to all of such defaulting Member's Units of the class of Units to which such Capital Contribution relates as the remaining amount of such defaulting Member's unpaid contributions, whether due or not yet due, bears to the total amount of contributions, both paid and unpaid, required to be made by such defaulting Member; provided, however, that such default shall not theretofore have been cured.

         If the Board requires assignment of all or a portion of a defaulting Member's Units pursuant to clause (c) above, then each remaining Member of the class of Units such Capital Contribution relates to shall have the right to acquire the defaulting Member's Units, determined as aforesaid, in the proportion that the number of each remaining Member's Units of the class of

Units such Capital Contribution relates to bears to the aggregate number of Units of the class of Units such Capital Contribution relates to of the remaining Members who desire to participate in such purchase, by paying the Company a cash amount equal to such proportion of the unpaid Capital Contributions.

         3.7 Default in Original Capital Contribution of Active IQ. The parties acknowledge that Active IQ is making its Original Capital Contribution in cash installments occurring on the Effective Date, the Second Funding Date and the Third Funding Date in order that the Company may fund the operations of the Project pursuant to the timelines set forth in the Kwagga Agreement. Accordingly, if Active IQ defaults in any planned installment of the Original Capital Contribution described in Section 3.3, then (as the Company's sole and exclusive remedy), upon the expiration of the seventh (7th) day following Active IQ's receipt of a written notice from Kwagga or Hawk indicating that the due date for any "Advance" (as such term is defined in the Kwagga Agreement) not yet made has passed and that Active IQ has seven (7) days to make such Advance, Active IQ shall, if it has not theretofore provided the funds described in the Second Funding or Third Funding to the Company or to Kwagga (as the Members may mutually determine a reasonable amount of time prior to the Second Funding Date and/or Third Funding Date, as applicable), immediately forfeit all of its Units to Hawk and such Units shall be deemed automatically assigned to Hawk for an aggregate purchase price of One Dollar and No/100 ($1.00).

         3.8 Transferee Succeeds to Transferor's Capital Account. If any Member Transfers all or a part of his, her or its Financial Rights in the Company, whether or not such Transfer is permitted under Article 8, any transferee from the Member shall succeed to the Capital Account (including any remaining Capital Contributions) of the transferor Member to the extent of the Interest Transferred, in accordance with Regulations ss. 1.704-1(b)(2)(iv)(1).

         3.9 Loans to Company. If authorized by the Board, a Member may lend money to the Company from time to time, in excess of the Member's Capital Contributions; provided, however, that no such loan may be treated as a Capital Contribution for any purpose or entitle such Member to any increase in the Member's Units or share of the Profits, Losses, deductions, credits or Distributions of the Company. The Company shall be obligated to such Member for the amount of any such loan, with interest thereon at such rate as may have been agreed upon by such Member and the Board.

                                    ARTICLE 4
                          ALLOCATIONS AND DISTRIBUTIONS

         4.1 Definitions of Profits and Losses. "Profits" and "Losses," respectively, shall mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss (as the case may be) for such Fiscal Year, determined in accordance with Code ss. 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code ss. 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

                  (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 0 shall be added to such taxable income or loss;

                  (b) any nondeductible expenditures of the Company described in Code ss. 705(a)(2)(B) or treated as Code ss. 705(a)(2)(B) expenditures pursuant to Regulations ss. 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this
         Section 4.1, shall be subtracted from such taxable income or loss;

                  (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 3(b) or Section 3(c) of the Income Tax Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

                  (e) in lieu of the depreciation, amortization and other cost-recovery deductions taken into account when computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section 2 of the Income Tax Appendix;

                  (f) to the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code ss. 734(b) or Code ss. 743(b) is required pursuant to Regulations ss. 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) notwithstanding any other provisions of this Section 4.1, any items that are specially allocated pursuant to Section 4 or Section 5 of the Income Tax Appendix shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4 and 5 of the Income Tax Appendix shall be determined by applying rules analogous to those set forth in Sections 4.1(a) through 4.1(f) above.

         4.2 Allocation of Profits. After giving effect to the special allocations set forth in Sections 4 and 5 of the Income Tax Appendix, Company Profits for each Fiscal Year for book purposes, whether taxable or nontaxable, shall be allocated to the Members and their Capital Accounts shall be appropriately increased ratably in proportion to their respective Units.

         4.3 Allocation of Losses. After giving effect to the special allocations set forth in Sections 4 and 5 of the Income Tax Appendix, Company Losses, deductions and credits for each Fiscal Year for book purposes, whether taxable or nontaxable, shall be allocated to the Members and their Capital Accounts shall be appropriately decreased ratably in proportion to their respective Units.

         4.4 Proration of Allocations. All Profits, Losses, deductions and credits for a Fiscal Year allocable with respect to any Member whose Interest may have been Transferred, forfeited, reduced or changed during such year shall be allocated based upon the varying Interests of the Members throughout the year. The precise manner in which such allocation shall be made shall be determined by the Board and shall be a manner of allocation permitted to be used for federal income tax purposes under the Code.

         4.5 Distributions of Net Cash From Operations. Except for a cash reserve determined by the Board in its sole discretion, Distributions of Net Cash from Operations for each Fiscal Year shall be made from time to time, but no less frequently than annually, first to the Members in an amount equal to the Estimated Member Tax Liability for each such Member; and thereafter, to the Members in proportion to their respective Units.

         4.6 Other Cash Distributions. Distribution of any net proceeds upon the sale, exchange or other disposition of all or substantially all Company Property shall be made in accordance with Section 10.3.

                                    ARTICLE 5
                      MANAGEMENT AND OPERATION OF BUSINESS

         5.1 Management and Control of the Company. The Members shall appoint the Board and Directors, and individual Directors shall be removed or replaced, pursuant to this Article 5. Except as otherwise provided in this Agreement, the Board shall have the sole and exclusive control of the conduct, operations and management of the Company's business. The Board shall manage the Company's affairs in a prudent and businesslike fashion and shall use its best efforts to carry out the purposes and the business of the Company. The Board shall carry out its duties through Officers. The Officers shall be elected and removed by the Board, and their duties shall be established by the Board, all as provided in the Bylaws. The Board and the Officers shall devote such of their time as the Board deems necessary to the management of the business of the Company. The Board shall initially consist of two (2) Directors, and the number of Directors may be increased or decreased pursuant to a unanimous resolution or written action of the Members.

         5.2 Appointment of Directors. The initial Members (i.e., Hawk Sub and Active IQ) shall each be entitled to appoint members of the Board as follows:
Hawk Sub shall be entitled to appoint one (1) Director to serve on the Board, and Active IQ shall be entitled to appoint one (1) Director to serve on the Board. The right of the initial Members to appoint Directors to serve on the Board is a Governance Right and is transferable only to the extent permitted under Article 7.

         5.3 Removal, Resignation and Replacement of Directors. The initial Members shall each have the power to remove and replace the Directors they appoint pursuant to Section 5.2. Furthermore, any Director may resign at any time by giving written notice to the Board and the Member who appointed such resigning Director. Vacancies on the Board shall be filled by appointment made by the Member whose Director resigned, was removed, or whose directorship otherwise terminated. The right of the initial Members to remove and replace Directors from the Board is a Governance Right and is transferable only to the extent permitted under Article 7.

         5.4 Authority of Board. The Board shall have all necessary powers to carry out the Company's purposes and business, as set forth in Section 1.4, including without limitation the power to delegate appropriate authority to the Company's Officers; provided, however, that the Officers shall at all times remain subject to the Board's supervision.

         5.5 Restrictions on Board Authority. In addition to other acts expressly prohibited or restricted by this Agreement or by law, the Board shall have no authority to act on behalf of the Company and is expressly prohibited from the following: (a) doing any act in contravention of this Agreement; (b) doing any act that would make it impossible to carry on the ordinary business of the Company, other than as permitted in this Agreement; (c) seizing Company Property or assigning the rights of the Company and specific Company Property for other than a Company purpose; (d) admitting any Person as a Member except as provided in this Agreement; (e) performing any act (other than an act required by this Agreement or an act taken in good faith or in reliance upon counsel's opinion) that would, at the time such act occurred, subject any Member to liability as a general partner or otherwise in any jurisdiction; (f) selling, exchanging or otherwise disposing any of the Company's assets (other than cash);

(g) allowing a merger or reorganization of the Company with any other entity; or
(h) taking any action that, in the prudent exercise of business discretion, could reasonably be expected to have a material adverse effect on the Company or the assets or operations thereof.

         All actions described in this Section 5.5 shall require the unanimous approval of the Members.

         5.6 Obligations of the Board. In addition to the obligations expressly provided by law or this Agreement, the Board, to the extent of Company assets, shall: (a) cause to be filed and published all certificates, statements and other instruments required by law for the Company's formation, qualification and operation and for the conduct of its business in all appropriate jurisdictions;
(b) cause the Company to prepare or have prepared all financial and tax statements and reports required under Article 6; and (c) cause the Company to keep the Required Records at its principal office.

         5.7 Reimbursement of Expenses. The Directors, Officers and their respective Affiliates shall be reimbursed for all expenses incurred on behalf of the Company.

         5.8 Conflicts of Interest. The Members, Officers, Directors and their respective Affiliates may deal with, perform other services for and sell goods or services to the Company without limitation; provided, however, that any compensation for such services or goods shall be limited to amounts and rates customary in the industry. The fact that a Member, Director, Officer or any of their respective Affiliates is employed by, or is directly or indirectly interested in or connected with any Person from whom or which the Company may buy services, merchandise or other property shall not prohibit the Directors or Officers from employing such Person or from otherwise dealing with such Person.

         5.9 Independent Activities. Except for business opportunities (i) arising solely by virtue of a Member's, Director's, Officer's respective role(s) with the Company and (ii) within the purposes of the Company as set forth in
Section 1.4, any Member, Director, Officer or their respective Affiliates may, during the term of this Agreement, engage in, possess and acquire interests for their own accounts in other business ventures of every nature and description, independently or with others; and neither the Company nor any Member, by virtue of this Agreement shall have any right in and to such independent venture or any income or profit derived therefrom, nor shall any such independent venture be considered a Company opportunity under this Agreement. Furthermore, the Members hereby agree to execute and deliver reasonably requested waivers, consents or ratifications to any of the foregoing Persons upon the undertaking of any activity not constituting a Company opportunity as described above.

         5.10 Indemnification. The Company shall indemnify the Members, Directors and Officers against any loss, claim or liability incurred by any of them in connection with the business of the Company; provided, however, that the Person to be indemnified acted in good faith and was not grossly negligent or guilty of willful misconduct. Any amount paid to indemnify a Person, however, shall be paid out of Company assets only, and Members shall not be liable for such amount to be paid to indemnify a Person except to the extent of any amount of the Capital Contribution of a Member that is due and owing to the Company and remains unpaid. Neither the Company nor any Member shall have any claim against the Directors or Officers based upon or arising out of any act or omission of the Directors or Officers; provided, however, that such Officer or Director acted in good faith and was not grossly negligent or guilty of willful misconduct.

         Notwithstanding anything to the contrary in this Section 5.10, nothing herein shall be deemed to conflict with the provisions of Article 7 of the Joint Venture and Joint Contribution Agreement. In any case where Article 7 of the Joint Venture and Joint Contribution Agreement conflicts with any provisions set forth herein or in any other agreement related to the conduct of the Company's business or operations, specifically including the Bylaws, the provisions of
Article 7 of the Joint Venture and Joint Contribution Agreement shall control.

         5.11 Liability Under Other Agreements. Except to the extent specifically provided herein, the obligations of the Members, Officers, and Directors or their Affiliates, pursuant to any agreement or contract entered into in their personal capacity with the Company (whether or not such agreements are referred to herein) shall be separate and distinct from their obligations hereunder and any default or failure of performance with respect to such separate agreements or contracts, unless otherwise specified in this Agreement, shall have the consequences provided for in such separate agreements or contracts or by applicable law and shall not constitute a breach hereunder.

                                    ARTICLE 6
                          BOOKS OF ACCOUNT AND RECORDS

         6.1 Books of Account. The Board shall cause to be kept complete and accurate accounts of all Company transactions in proper books of account and shall enter or cause to be entered therein a full and accurate account of each and every Company transaction in accordance with accounting principles as set forth in Section 6.2. The Company's books and records shall be closed and balanced as of the end of each Fiscal Year. The books of account and other records of the Company shall at all times be kept at the Company's place of business. Each of Member and Director shall have access to and may inspect and copy any of such books and records at all reasonable times.

         6.2 Accounting Practices. The Company's books of account shall be kept on the cash or accrual basis as determined by the Board, according to United States generally accepted accounting principles consistently applied. Such principles shall be applied by the Board upon the advice of the Company's accountants. The Board shall have the authority to designate and retain a firm of independent certified public accountants to assist in the maintenance and preparation of such books, records and reports as the Board deems desirable.

         6.3 Bank Accounts. The Company shall maintain bank accounts in such bank or banks as the Board may determine. All withdrawals from such bank accounts shall be made by check or other instrument, signed by such Person or Persons as the Board may designate.

         6.4 Report to Members. Not later than ninety (90) days after the end of each Fiscal Year of the Company, the Chief Executive Officer shall caused to be delivered to each Member a report of the Company's business and operations during such Fiscal Year, which report shall constitute the accounting of the Board for such Fiscal Year. The report shall contain financial statements, including statements of assets and liabilities, of income and expenses, of Members' equity and changes in financial position, of cash flow and of the amount and nature of any compensation paid to the Members, Directors, Officers or their Affiliates during the period, including a description of the services performed in relation thereto, and shall otherwise be in such form and have such content as the Board deems proper. Such report shall state income from every source, including net gains from disposition or sale of Company assets.

         6.5 Partnership Tax Status and Information. The Members acknowledge that the Company will be treated as a "partnership" for income tax purposes. Not later than ninety (90) days after the end of each Fiscal Year of the Company, the Officer acting as Treasurer shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year, a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax (or informational) returns, including a statement showing such Person's share of income, gain or loss and credits for such Fiscal Year, as determined for federal, state and local income tax purposes. In addition, the Chief Executive Officer shall from time to time cause to be delivered to each Member adequate information relating to the Company's operations to enable each Member to complete and file all federal, state and local estimated tax returns for which the Member may be liable.

                                    ARTICLE 7
                              TRANSFER RESTRICTIONS

         7.1 General Restriction. Except to the limited extent permitted under this Article 7, no part of a Member's Interest and no Units may be Transferred, whether voluntarily or involuntarily (by operation of law or otherwise), and whether with or without consideration; nor may a Member enter into a binding agreement with respect to any of the foregoing. The Required Records and other appropriate records of the Company shall be noted to prevent the Transfer of Units except in accordance with this Article 7 and Article 8.

         7.2 Permitted Transfers. The following Transfers are permitted (each a "Permitted Transfer"); provided, however, that any such Transfer and the parties thereto comply with all of the applicable conditions pertaining to Permitted Transfers under this Article 7 and under Article 8:

                  (a) Any Member may Transfer his, her or its Units upon the exercise of any right of first refusal described in Sections 8.4 or 8.5;

                  (b) Any Member may Transfer its Units with the unanimous written consent of the Members, which consent may be withheld or conditioned in the sole discretion of such Members;

                  (c) Hawk may Transfer its Units pursuant to the exercise of the Active IQ Buyout Option described in Section 8.7; or

                  (d) All of Active IQ's Units may be forfeited and Transferred to Hawk upon default in the making of the Original Capital Contribution or any installment thereof, pursuant to the provisions of Sections 3.7.

         7.3 Conditions to Permitted Transfers. Any Permitted Transfer of Units pursuant to Section 7.2(a) shall be effective only if each of the following conditions is satisfied:

                  (a) Governance Rights. If the Transfer will include any Governance Rights, the transferring Member shall Transfer all such Governance Rights coupled with a simultaneous Transfer to the same transferee of all of the Member's Financial Rights relating to such Units.

                  (b) Investment Representations. In the case of any Transfer for value, then either the transferor or the proposed transferee shall provide the following documentation to the Board: (i) an opinion of counsel (whose fees and expenses shall be borne by such Member or transferee), satisfactory in form and substance to the Board, to the effect that either (A) the Transfer constitutes an exempt transaction and does not require registration under applicable securities laws, or
         (B) the Units to be Transferred are duly and properly registered under all applicable securities laws; (ii) evidence satisfactory to the Board of the transferee's agreement to comply with and be bound by the terms of this Agreement and to execute any and all documents that the Board may deem necessary or appropriate in connection with his, her or its becoming a Member; (iii) evidence satisfactory to the Board that the

         Transfer will not impair the ability of the Company to be taxed as a partnership for federal income tax purposes under the Code or to take advantage of accelerated depreciation under the Code; (iv) representations in form and substance satisfactory to the Board that the transferee is acquiring the Units for his, her or its own account for investment and not with a view to the distribution thereof; and (v) a written agreement signed by the transferee that the Units being acquired will in no event be resold unless properly registered under all applicable securities laws or exempt therefrom.

                  (c) Other Documents and Expenses. As a condition to admission as a Member, any transferee of all or part of the Units of any Member, or the legatee or distributee of all or any part of the Units of any Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Board, as the Board shall deem necessary or advisable to effect such admission and to confirm the agreement of the person being admitted to be bound by all the terms and provisions of this Agreement. Such transferee, legatee or distributee shall also pay all reasonable expenses in connection with such admission as a Member, including but not limited to legal fees and costs of the preparation of any amendment to this Member Control Agreement, if necessary or desirable in connection therewith.

                  (d) Effective Date of Transfer. All Transfers of Units occurring during any month shall be deemed effected on the first day of the month next following the month in which the Transfer occurs.

         7.4 Acquit Company. In the absence of written notice to the Company of any Transfer of Units, any payment by the Company to the transferring Member or his or its executors, administrators or representatives shall acquit the Company of liability, to the extent of such payment, to any other Person who may have an interest in such payment by reason of a Transfer by the Member or by reason of such Member's death or otherwise.

         7.5 Prohibition of Involuntary Transfers. Except as otherwise required by the LLC Act, a Member's Governance Rights shall not be subject to Involuntary Transfer (as that term is defined in Article 8), and any attempted Involuntary Transfer shall be void and of no effect except for a Transfer to a deceased Member's personal representative or trustee to whom such Interest is Transferred by operation of law or a testamentary instrument at the death of the transferor. If such a Transfer is attempted, whether or not permitted by applicable law, the affected portion of the Member's Interest shall thereupon be an "Affected Interest" under this Agreement and be subject to the options and rights of first refusal set forth in Article 8.

         If all or any portion of a Member's Financial Rights are the subject of a Foreclosure of a Pledge or Involuntary Transfer (as those terms are defined in Article 8), or if the Member becomes Insolvent (as that term is defined in
Article 8), the affected portion of the Member's Financial Rights, together with the associated Governance Rights, if any, shall thereupon be an "Affected Interest" under this Agreement and be subject to the options and rights of first refusal set forth in Article 8.

         7.6 Effect of Attempts to Make Prohibited Transfers. Any purported Transfer (of all or any portion of an Interest) that is not permitted under this
Article 7 shall be null and void and of no force or effect; provided, however, that, if the Company is required by applicable law to recognize a Transfer that is not so permitted (or if the Members in their sole discretion elect to recognize a Transfer that is not so permitted), then the Transferred Interest shall be strictly limited to the transferor's Financial Rights as provided by this Agreement with respect to the Transferred Interest, which may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

         In the case of a Transfer or attempted Transfer of an Interest that is not permitted hereunder, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Persons may incur (including without limitation tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity required hereby.

         7.7 Limited Rights of Unadmitted Transferees. A Person who holds merely Financial Rights or acquires any part of an Interest other than pursuant to a Permitted Transfer: (a) shall be subject to the restrictions of Section 7.1; (b) shall be entitled only to allocations and Distributions with respect to such Interest in accordance with this Agreement; (c) shall have no right to any information or accounting of the affairs of the Company; (d) shall not be entitled to inspect the books or records of the Company; (e) shall not be entitled to exercise any Governance Rights; and (f) shall not have any of the other rights of a Member under the LLC Act or this Agreement.

                                    ARTICLE 8
                          RIGHTS, OPTIONS AND VALUATION

         8.1 Certain Definitions. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Affected Interest" shall mean any of the following: (i) a Person's entire Membership Interest in the event of a Transfer (or attempted Transfers) of all or any portion of a Member's Governance Rights or Financial Rights in violation of this Agreement; or (ii) a Person's entire Membership Interest in the event such Interest becomes subject to the right or obligation of the Company or a Member to purchase such Interest under this Article 8 for any other reason.

                  (b) "Transferring Holder" shall mean any of the following Persons, as applicable: (i) a Member who holds an Affected Interest or whose Affected Interest is being terminated or is the subject of any other event that caused such Interest to become an Affected Interest;
         (ii) any non-Member transferee holding an Affected Interest as a result of a Transfer or attempted Transfer that made it an Affected Interest; or (iii) any legal representative of either.

         8.2 Events Creating Option To Buy. Except for the Permitted Transfers allowed under Section 7.2, if any of the following events occurs or is attempted, the Company and the Members shall have the options and the rights to buy the Affected Interest of a Transferring Holder, and that Transferring Holder shall be obligated to sell the Affected Interest, pursuant to the terms and conditions of this Article 8:

                  (a) Voluntary Transfer. A "Voluntary Transfer" shall occur if
         (i) any Membership Interest or Units are sold, exchanged, pledged, encumbered, given, gifted or otherwise voluntarily Transferred, with or without full consideration, or (ii) an agreement is entered into to do any of the foregoing.

                  (b) Foreclosure of a Pledge. A "Foreclosure of a Pledge" shall occur if (i) any Person attempts to gain absolute rights to a Membership Interest or Units as a result of a default under a security interest, whether pursuant to the Uniform Commercial Code or otherwise, regardless of whether the security interest is termed as a pledge, collateral, a conditional assignment, an outright assignment, or in any equivalent manner (and regardless of whether the security interest is perfected), and regardless of whether the foreclosure is termed a repossession, cancellation, enforcement, foreclosure or similar term, or (ii) an agreement is entered into to do any of the foregoing in clause (i).

                  (c) Involuntary Transfer. An "Involuntary Transfer" shall occur if a Person attempts to gain absolute rights to any part of a Membership Interest or Units by (i) sale pursuant to a levy of execution, (ii) garnishment, (iii) attachment, (iv) property division or settlement in a marriage dissolution proceeding, (v) the dissolution of a Member that is a corporation, partnership, limited liability company, trust or other business entity, or (vi) other legal process, including without limitation Bankruptcy or receivership proceedings intended to Transfer a Membership Interest or Units. The term "Involuntary Transfer" specifically includes any Transfer by operation of law, including any Transfer pursuant to any testamentary instrument or the laws of descent and distribution.

                  (d) Insolvency. A Transferring Holder shall be considered "Insolvent" upon filing a petition for Voluntary Bankruptcy or being the subject of a petition for Involuntary Bankruptcy (which involuntary petition is not dismissed within forty-five (45) days of filing), or if a receiver, whether permanent or temporary, of a Transferring Holder's property or any part thereof, shall be appointed by a court of competent authority, or if a Transferring Holder shall make a general assignment for the benefit of creditors, or if any material judgment against a Transferring Holder remains unsatisfied or unbonded of record for thirty (30) days or longer.

                  (e) Dissolution. For any Member who is not an individual, if such Member should dissolve, voluntarily or involuntarily.

         8.3 Notice To Company and Members. Each Transferring Holder shall give written notice to the Company within thirty (30) days of the occurrence of any event described in Section 8.2. Such notice shall be sent, return-receipt requested, to an Officer of the Company other than the Transferring Holder at the Company's principal administrative office. Upon the Company's receipt, the Company's Secretary shall send the notice to each Member at the most recent address reflected on the Company's Required Records or such other residential address as the party giving notice has reason to know is more current. If the Transferring Holder fails or refuses to give such notice, the Company or any Member may do so as soon as it has the information required to be given in such notice. Each such notice shall contain the following information:

                  (a) Notice of Voluntary Transfer. Any notice of Voluntary Transfer shall identify the transferee to whom the Transferring Holder desires to sell, exchange, pledge or give a Membership Interest or Units, a description of the Membership Interest and Unit and the consideration, if any, for the Transfer. The notice shall also identify all pertinent terms of the Transfer. A copy of all agreements and documents pertinent to the Transfer shall be attached to the notice.

                  (b) Notice of Foreclosure of a Pledge. The notice of Foreclosure of a Pledge of a Membership Interest or Units shall identify to whom the Member pledged the Membership Interest and Unit, a description of the Membership Interest and Units, the reason for the foreclosure, and shall identify all material terms of the pledge agreement and the foreclosure. A copy of all agreements and documents relating to the pledge shall be attached to the notice.

                  (c) Notice of Involuntary Transfer. Any notice of Involuntary Transfer shall identify: the order, decree or directive, if any, requiring the involuntary Transfer of an a Membership Interest or Units, a description of the Membership Interest and Units, the reason for the Involuntary Transfer, and the pertinent terms of the Involuntary Transfer. A copy of the relevant order, decree or directive, if any, shall be attached to the notice.

                  (d) Notice of Insolvency. Any notice of insolvency shall identify the manner in which the Transferring Holder is deemed Insolvent (as defined in paragraph (d) of Section 8.2) and shall identify any trustee or fiduciary appointed with regard to the Transferring Holder. A copy of any petition for Bankruptcy, petition for Involuntary Bankruptcy, order appointing a receiver, whether permanent or temporary, order creating an assignment for the benefit of the Transferring Holder's creditors, and/or any judgment against the Transferring Holder that has remained unsatisfied or unbonded for a period of thirty (30) days or longer shall be attached to the notice.

                  (e) Notice of Dissolution. A notice of dissolution shall specify the date in which such event took place or is proposed to take place.

         8.4 Company's Option to Purchase. For the period commencing upon the occurrence of an event giving rise to an option to buy, as specified in Section 8.2, and continuing thereafter until thirty (30) days after the Company's receipt of notice of the event giving rise to the option, which notice is in substantial compliance with the provisions of Section 8.3, the Company shall have the option to purchase all, but not less than all, of the Affected Interest of a Transferring Holder, which option and right to purchase are at the price and according to the terms and conditions provided in this Article 8. The Company may exercise its right and option to purchase by giving notice to the Transferring Holder and a copy to the other Members of its intention to exercise its right and option before the expiration of said thirty (30) day period. In no event shall the Transferring Holder vote, either as a Director or as a Member, on the question of whether the Company will elect to exercise its option. Notwithstanding any other provisions of this Agreement, the Company shall not elect to purchase any Units if the payment of the purchase price would render the Company unable to pay its debts in the ordinary course of business.

         8.5 Members' Option to Purchase. If the Company does not exercise its option to purchase as provided for in Section 8.4, then the Members (other than the Transferring Holder, if a Member) shall have, for a period of thirty (30) days thereafter, the option and right to collectively purchase all, but not less than all, of the Affected Interest, which option and right to purchase are at the price and according to the terms and conditions provided in this Article 8. Each Member (other than the Transferring Holder) shall have the option and right to purchase that fraction of the Affected Interest which the respective Units owned by each bears to the total number of Units owned by all such other Members (excluding any Units held by the Transferring Holder).

         Members shall exercise their right and option to purchase under this
Section 8.5 by giving notice to the Transferring Holder, the other Members and the Company of their intention to exercise their right and option within the applicable thirty (30) day period. In the event that more than one Member elects to purchase his, her or its proportionate part of the Affected Interest, the electing Members shall be required to purchase that fraction of the Affected Interest not purchased by the non-electing Members, which the respective Units owned by each electing Member bears to the total number of Units of all such Members electing to exercise their option.

         8.6 Failure of Company and Members to Exercise Option.

                  (a) In the case of a "Voluntary Transfer" (as defined in Section 8.2) that is not a Permitted Transfer, if neither the Company nor the Members exercise their options pursuant to Sections 8.4 or 8.5, respectively, in the time periods provided therein, then the

         Transferring Holder shall not be allowed to Transfer his, her or its Units, and such Units shall remain subject to the restrictions on Transfer set forth in Article 7 and this Article 8.

                  (b) In the case of all Transfers described in Section 8.2 (other than a "Voluntary Transfer" as defined in Section 8.2) which are not Permitted Transfers, if neither the Company nor the Members exercise their options pursuant to Sections 8.4 or 8.5, respectively, in the time periods provided therein, then: (a) the Transferring Holder shall be free to retain or dispose of the Financial Rights included in the Affected Interest; but (b) any attempted or purported Transfer of any Governance Rights in violation of this Agreement shall be disregarded as provided in the LLC Act and Sections 7.5 and 7.6, and the transferee will be an unadmitted transferee as provided in Section 7.7, unless the Members consent to such Transfer and admit the transferee as a new Member pursuant to Section 2.3, in which case such transferee must execute this Agreement.

         8.7 Active IQ Buyout Option. Active IQ shall have the right at any time on or prior to October 6, 2003, to purchase all, but not less than all, of the Units held by Hawk by delivering written notice to Hawk of such intention on or prior to October 6, 2003 (the "Active IQ Buyout Option"). Upon exercise of the Active IQ Buyout Option, all of Hawk's Financial Rights and Governance Rights shall expire and Hawk shall promptly deliver an assignment instrument assigning the Units to Active IQ. The purchase price for the purchase and sale of Hawk's Units pursuant to the Active IQ Buyout Option shall be the issuance of 2,500,000 shares (as appropriately adjusted for any stock splits, combinations, or similar events with regard to the equity securities of Active IQ) of original-issue common stock, $0.01 par value, of Active IQ. Active IQ shall have fourteen (14) days to deliver a certificate representing such shares of common stock to Hawk, or to have such certificate delivered by Active IQ's transfer agent.

         Upon the purchase and sale of all of Hawk's Units pursuant to this
Section 8.7, all provisions regarding Hawk contained in this Agreement shall be disregarded.

         8.8 Purchase Price. Except for cases covered by Section 8.7, In the event of a purchase and sale of an Affected Interest pursuant to the provisions of this Agreement (including but not limited to a Voluntary Transfer), it is agreed that, for the purpose of determining the purchase price, the value of the Affected Interest shall be determined as follows:

                  (a) Agreement. The parties to any purchase and sale hereunder shall attempt to agree upon the Affected Interest's fair market value (according to the principles set forth in Section 8.8(c) below) within 15 days of the date of notice of exercise of the applicable purchase option

                  (b) Appraisal. If the parties are unable to agree upon a valuation within the 15-day period, the Affected Interest's value shall be determined by appraisal as follows. The parties shall attempt to agree upon a qualified independent business appraiser with at least five years of experience appraising entities whose business and purpose are similar to the Company. If they are unable to do so within 15 days, then the purchasing party shall, within 15 days, name one such appraiser, and the selling party shall, within the same time period, name another such appraiser. The two appraisers so selected shall, within ten (10) days, agree upon the appointment of a third and independent so qualified appraiser who shall make a final determination of the Affected Interest's fair market value. The costs of any appraisals hereunder shall be borne equally between the selling party on the one hand, and purchasing party or parties on the other.

                  (c) Valuation Standard. For purposes of this Agreement, the fair market value of an Affected Interest shall be the cash price that would be payable to a reasonable seller by an unrelated reasonable buyer for said Interest, with due consideration given to the terms and conditions of this Agreement and all other facts and circumstances.


         8.9 Closing Date and Terms of Purchase.

                  (a) Closing Date. In the event of a sale or Transfer of an Affected Interest, the following provisions of this Section 8.9 shall apply and the sale and purchase shall close on a reasonable date, at a reasonable place and at a reasonable time to be selected by the purchasing party, which shall be no later than ninety (90) days after a final determination of value pursuant to Section 8.8:

                  (b) Offset of Purchase Price. The Company (or any purchasing Members) may offset the purchase price of an Affected Interest by the amounts of any debts or damages described in this Agreement, and such offset may be used first to reduce amounts due at closing under paragraph (c) below, and then the first payments due on any promissory note delivered under paragraph (c) below.

                  (c) Payments. Subject to paragraph (b) above, on the date of closing the purchasing party (i.e., the Company or one or more Members, in which case they shall be collectively referred to as the "purchasing party") shall pay to the Transferring Holder at least ten (10%) of the purchase price in cash at closing. The purchasing party shall execute a promissory note for the remaining balance of the purchase price (i.e., 90% or less). Any such promissory note shall be substantially in the form attached hereto as Exhibit E and shall require the purchasing party to make five (5) equal annual installments of the remaining amount of purchase price. All promissory notes executed and delivered pursuant hereto shall bear interest at a rate equal to the prime lending rate as published in the Wall Street Journal on the date of closing. In the event of a purchase by more than one purchasing party, the purchasing parties shall execute separate notes for their proportionate shares of the unpaid purchase price, which notes shall be pursuant to the terms of and in the form of the note attached hereto as Exhibit E.

                  (d) Transfer and Pledge of Affected Interest. Upon delivery of the cash payment at closing and delivery of the installment note or notes specified in the preceding paragraph, the Affected Interest shall be assigned to the purchasing party or parties with all necessary instruments required to complete the Transfer of the Affected Interest on the Company's Required Records. Once the Affected Interest has been Transferred, the Affected Interest shall be pledged by the purchasing party or parties to the Transferring Holder, to be held as collateral security for the payment of said notes pursuant to the provisions of the Pledge Agreement (attached hereto as Exhibit F), which each purchasing party shall execute on the date of closing. The purchasing party or parties shall have the right, while said pledge is effective, to vote any pledged Governance Rights and to receive Distributions (other than liquidating Distributions under Section 10.3).

                  (e) Guaranty Contribution Agreement. If a Member's Interest is purchased under this Article 8 and the former Member is required to pay a Company debt because of his guaranty of the debt, each remaining Member who also guaranteed the debt shall contribute toward that payment his respective share of such payment. The share of such payment due from each such remaining Member shall be that fraction of the payment which the number of Units held by each such remaining Member bears to the total number of Units owned by all such remaining Members.

                                    ARTICLE 9
                             AMENDMENT OF AGREEMENT

         At any time, the Members holding ten percent (10%) or more of the aggregate Units entitled to vote may propose an amendment to this Agreement, and in such event the Chief Executive Officer shall call a special meeting of all Members for the purpose of considering such proposed amendment. At least thirty
(30) days prior to such meeting, the Board shall deliver to each Member written notice of the meeting and a statement of the purposes of the amendment and such other matters as the Board deems material to consideration of the amendment. The amendment so proposed shall be adopted if unanimously approved by Members holding Units entitled to vote; alternatively, this Agreement may be amended by a written action signed by Members holding all of the Units entitled to vote.

                                   ARTICLE 10
                                   DISSOLUTION

         10.1 Liquidating Events.

                  (a) The Company shall be dissolved upon the occurrence of any of the following events (a "Liquidating Event"): (i) by the unanimous written agreement of the Members; or (ii) upon the vote of a majority of the Members entitled to vote in favor of a proposal to dissolve the Company, at a meeting held pursuant to Section 322B.806 of the LLC Act.

                  (b) As soon as possible following the occurrence of any Liquidating Event that causes the dissolution of the Company, the appropriate Company representative shall give all of the Members a written notice of such Liquidating Event and execute a notice of dissolution in such form as shall be prescribed by the Minnesota Secretary of State, setting forth the information required under Subdivision 1 of Section 322B.81 of the LLC Act, and shall file that notice with the Secretary of State's office.

                  (c) If the Company is dissolved, the Company shall cease to carry on its business upon filing a notice of dissolution with the Minnesota Secretary of State, except insofar as may be necessary for the winding up of the Company's business and any Distributions under
         Section 10.3, but its separate existence shall continue until a certificate of termination has been issued by such Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

         10.2 Agreement to Avoid Dissolution. Each Member specifically acknowledges and agrees that the Company shall not be dissolved upon the withdrawal or resignation of any Member or other termination of any Member's Interest in the Company. The events set forth in Section 322B.80, Subdivision 1, clause (5), of the LLC Act, or a similar provision of subsequent law, shall not be an event of dissolution for the Company and the Members hereby agree that the business of the Company shall be continued upon the occurrence of any such event without any additional action or any additional required consent of any Member or Director.

         10.3 Distributions on Liquidation. Upon liquidation of the Company, its business shall be wound up, the Board shall take full account of the Company's assets and liabilities, and all assets, whether tangible or intangible, shall be distributed to the Members or liquidated as promptly as is consistent with obtaining the fair value thereof, as determined by the Board. If any assets are not sold, gain or loss shall be allocated to the Members in accordance with
Article 4 as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to a Member, rather than sold, the Distribution shall be treated as a distribution equal to the fair market value of the assets at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

                  (a) to the payment of all debts and liabilities of the Company, including all fees due the Members, Directors, Officers and their Affiliates, and including any loans that may have been made by the Members of the Company, in the order of priority as provided by law;

                  (b) to the establishment of any reserves deemed necessary by the Board or other Person winding up the Company's affairs for any contingent liabilities or obligations of the Company;

                  (c) to the Members, ratably in proportion to the credit balances (taking into account the Distributions previously made under this Section 10.3) in their respective Capital Accounts, in an amount equal to the aggregate credit balances in the Capital Accounts after and including all allocations to the Members under Article 4, including the allocation of any Profit or Loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 10.3) of the Company's assets; and

                  (d) finally, to the Members ratably in accordance with their Units.

         The Company may offset any amount due a Member under this Section 10.3 by the amounts of (i) any debts owed the Company by the Member, and (ii) any damages suffered by the Company as a result of that Member's breach, if any, of this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Notices. All notices required to be given by this Agreement shall be made in writing either: (a) by personal or commercial courier delivery to the party requiring notice and securing a written receipt, or (b) by mailing the notice in the U.S. mails to the last known address of the party requiring notice, by registered mail, return receipt requested. Notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall be the date of the written receipt received upon delivery in clause (a) above or (except in the event of a mail strike) the date the notice is sent pursuant to clause (b) above. Such notices will be given to a Member at the address specified in Exhibit A. Any Member or the Company may, at any time by giving five (5) days' prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given. All notices, offers, demands, certificates or other communications required or permitted under this Agreement shall be in writing, signed by the Person giving the same.

         11.2 Consent and Waiver. No consent under and no waiver of any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on said occasion or on any other occasion, nor shall it constitute a consent under or waiver of the consented-to or waived provision on any other occasion. No consent or waiver shall be enforceable unless it is in writing and signed by the party against whom such consent or waiver is sought to be enforced.

         11.3 Entire Agreement. Except for the Articles, the Bylaws, the Joint Venture and Joint Contribution Agreement, and the Ancillary Documents (as such term is defined in the Joint Venture and Joint Contribution Agreement), this Agreement constitutes the entire agreement among the parties with respect to the Company. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than as set forth herein.

         11.4 Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with the laws of the State of Minnesota without regard to the principles of conflicts-of-law. Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of Minneapolis or the state courts of the State of Minnesota sitting in the City of Minneapolis in connection with any dispute arising in connection with the Contemplated Transactions. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by certified or registered airmail at its address specified in Section 11.1. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         11.5 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Members and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

         11.6 Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

         11.7 Interpretation. All references herein to Articles, Sections and paragraphs refer to Articles, Sections and paragraphs of this Agreement. All Article, Section and paragraph headings are for reference purposes only and shall not affect the interpretation of this Agreement.

         11.8 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances, shall be held invalid, the remainder of the Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

         11.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all Members. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as original signatures. Each Member shall become bound by this Agreement immediately upon signing and delivering any counterpart, independently of the signature of any other Member. However, in making proof of this Agreement, it will be necessary to produce only one copy signed by the party to be charged.

         11.10 Right to Specific Performance. In view of the fact that the Membership Interests subject to this Agreement are of a closely held limited liability company, and in view of the purposes of this Agreement, it is agreed that the remedy at law for failure of any party to perform would be inadequate and that the injured party or parties, at his, her or their option, shall have the right to compel the specific performance of this Agreement in a court of competent jurisdiction, to the extent permitted by the LLC Act and other applicable law, and not expressly prohibited by this Agreement.

         11.11 Further Assurances. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

         11.12 No Third-Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, and no other Person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

         11.13 Incorporation by Reference. Each of the exhibits, schedules and other appendices attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference, unless this Agreement expressly otherwise provides.

         11.14 Discretion. Whenever a Person may take action under this Agreement is his, her or its "sole discretion," "sole and absolute discretion" or "discretion," or under a grant of similar authority or latitude, such Person shall be entitled to consider any factors and interests as it desires, including its own interests.

         11.15 Arbitration. The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations with escalation to the top executives of each party. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the "Arbitration Tribunal") which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association ("AAA"); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten (10) years of corporate or commercial law experience from a law firm with at least 10 attorneys and at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

         The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within sixty (60) days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys' fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief may be brought in a state or federal court in Minneapolis, Minnesota.

         11.16 Litigation Expense. If any disputant (as defined in Section 11.15, and including all disputants opposing one or more other disputants as one party) is made or shall become a party to any litigation (including arbitration) commenced by or against another disputant involving the enforcement of any of the rights or remedies of such disputant, or arising on account of a default of the other disputant in its performance of any of the other disputant's obligations hereunder, then the prevailing disputant in such litigation shall receive from the other disputant all costs incurred by the prevailing disputant in such litigation, plus reasonable attorneys' fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator's decision at the rate of ten percent (10%) or, if less, the maximum rate permitted by law.





                             Signature Page Follows

         IN WITNESS WHEREOF, the undersigned Members have duly executed this Member Control Agreement to be effective as of the Effective Date.



                                     MEMBERS:

                                     Active IQ Technologies, Inc.
                                     a Minnesota corporation



                                     /s/ Kenneth W. Brimmer
                                     ------------------------------------------
                                     KENNETH W. BRIMMER, Chief Executive Officer



                                     Hawk Precious Minerals USA, Inc.
                                     a Minnesota corporation



                                     /s/ H. Vance White
                                     -------------------------------------------
                                     H. VANCE WHITE, President





                   Signature Page - Member Control Agreement

                                   APPENDIX OF
                               GENERAL DEFINITIONS

         Wherever used in this Agreement, unless another meaning is explicitly indicated by the context, the following terms shall have the meanings set forth below:

         "Active IQ" means Active IQ Technologies, Inc., a Minnesota corporation and initial Member of this Company.

         "Active IQ Buyout Option" shall have the meaning set forth in Section 8.7.

         "Affected Interest" shall have the meaning set forth in Section 8.1(a).

         "Affiliate" means, with respect to a specific Person, any of the following other Persons: (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting interest of such Person; (c) any officer, director, or general partner of such Person; or
(d) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interest of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the terms "control," "is controlled by," or "is under common control with" shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AfriOre" shall mean AfriOre International (Barbados) Limited, as set forth in Section 1.4.

         "Agreement" or "Member Control Agreement" means this Member Control Agreement (including all of its Exhibits and Schedules, if any), as the same may be amended from time to time.

         "Appraiser" shall have the meaning set forth in Section 8.8(b).

         "Articles" shall mean the Articles of Organization filed on behalf of the Company with the Minnesota Secretary of State on the Formation Date and attached hereto as Exhibit C, as they may be amended from time to time by the Members pursuant to this Agreement, the LLC Act and the Bylaws.

         "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy."

                  (a) "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay his, her or its debts as such debts become due or an admission in writing by such Person of his, her or its inability to pay such debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent or seeking for such Person any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or the debts of such Person under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of such Person's property; or corporate action taken by such Person to authorize any of the actions set forth above.

                  (b) "Involuntary Bankruptcy" means, with respect to any Person and without the consent or acquiescence of such Person, the entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation; or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days; or, without the consent or acquiescence of such Person, the entry of any order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within sixty (60) days.

         "Board" means the Company's Board of Directors, appointed by the Members pursuant to Sections 5.1 and 5.2 and the Bylaws.

         "Bylaws" means the Company's Bylaws as adopted under the LLC Act, and hereafter amended from time to time by the Board or the unanimous vote of the Members entitled to vote. The initial Bylaws are attached hereto as Exhibit D.

         "Additional Capital Contributions" means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 3.4, reduced by the amount of any liabilities of such Member either assumed by the Company in connection with such Capital Contribution or which are secured by any property contributed by such Member as a part of such Capital Contribution.

         "Capital Account" shall have the meaning set forth in Section 3.1.

         "Capital Contribution" shall have the meaning set forth in Section 3.1(c).

         "Hawk Sub" means Hawk Precious Minerals USA, Inc., a Minnesota corporation and initial Member of this Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

         "Company" means Active Hawk Minerals, LLC, the Minnesota limited liability company formed on the Formation Date.

         "Company Property" means all real and personal property acquired and held from time to time by the Company, and any improvements thereto, and shall include both tangible and intangible property.

         "Contribution Agreement" means an agreement in writing, executed by the Company and one or more Person(s) desiring to become a Member after the Effective Date, setting forth the terms of such Person's admission as a Member, including but not limited to the agreed upon value of the Capital Contribution that shall be made by such Person to the Company and the number and type of Company Units to be issued to such Person in exchange.

         "Depreciation" shall have the meaning set forth in Section 2 of the Income Tax Appendix.

         "Director" shall mean any individual natural person appointed under
Section 5.2 to serve on the Board. The term "director" as used in this Agreement and in the Bylaws has replaced the term "governor" as used in the LLC Act, and shall have the same meaning and legal significance as the term "governor" under the LLC Act.

         "Distribution" means any distribution to the Members of cash or other Company assets made from time to time pursuant to the provisions of this Agreement.

         "Effective Date" is defined in the introductory paragraph of this Agreement.

         "Estimated Member Tax Liability" for a Member means the highest actual combined marginal federal and state tax rate percentage of any of the Members multiplied by the Company's taxable income and gains, as reported on the Company's federal income tax informational return for the Fiscal Year, allocated to such Member pursuant to this Agreement, excluding any guaranteed payments to any Members in consideration for services rendered to the Company. It shall be the obligation of each Member to submit satisfactory evidence of such Member's marginal tax rates pursuant to a policy determined by the Board from time to time.

         "Financial Rights" means a Member's rights to: (a) a Capital Account;
(b) a share of the Company Profits, Losses and Distributions as set forth in this Agreement; (c) Distributions on liquidation pursuant to Article 10; and (d) a Member's limited right, if any, to Transfer such rights according to the provisions of Article 8.

         "First Funding" and "First Funding Date" shall have the meanings ascribed to them, respectively, in Section 3.3.

         "Fiscal Year" means (a) the period commencing on the Formation Date and ending on December 31 of the year of this Agreement, (b) any subsequent calendar year, or (c) any portion of either of the periods described in clauses (a) and
(b) for which the Company is required to close its books and allocate Profits, Losses and other Company items pursuant to Article 4.

         "Force Majeure" shall mean an event which (i) is not within the reasonable control of the party claiming Force Majeure (the "claiming party"),
(ii) was not caused by the acts, omissions, negligence, fault or delays of the claiming party or any Person over whom the claiming party has control, and (iii) by the prompt exercise of due diligence, the claiming party is unable to overcome or avoid or cause to be avoided. Force Majeure shall include but is not limited to: acts of God; acts of the public enemy, war, hostilities, invasion, insurrection, riot, civil disturbance, terrorism or internet hacking; explosion or fire; strikes or lockouts; malicious acts, vandalism or sabotage.

         "Foreclosure of a Pledge" shall have the meaning set forth in Section 8.2(b).

         "Formation Date" shall have the meaning set forth in Section 1.1.

         "Governance Rights" means all of a Member's rights as a Member, other than the such Member's Financial Rights.

         "Gross Asset Value" shall have the meaning set forth in Section 3 of the Income Tax Appendix.

         "Income Tax Appendix" means the Income Tax Appendix attached hereto and hereby made a part of this Agreement, which Income Tax Appendix includes certain definitions and other provisions intended primarily for income tax purposes.

         "Insolvent" shall have the meanings set forth in Section 8.2(d).

         "Interest" shall have the same meaning as Membership Interest (defined below).

         "Involuntary Transfer" shall have the meaning set forth in Section 8.2(c).

         "Joint Venture and Joint Contribution Agreement" shall have the meaning set forth in the Introduction to this Agreement. A copy of the Joint Venture and Joint Contribution Agreement is attached hereto as Exhibit B.

         "LLC Act" means the Minnesota Limited Liability Company Act, as set forth in Minnesota Statutes, Chapter 322B, as amended from time to time (or any corresponding provisions of succeeding law).

         "Liquidating Event" shall have the meaning set forth in Section 10.1.

         "Loss" and "Losses" shall have the meanings set forth in Section 4.1.

         "Member" or "Members" shall have the meaning set forth in Section 2.1.

         "Membership Interest" or "Interest" means the entire interest of a Member in the Company and the appurtenant rights, powers and privileges, including both the Financial Rights and Governance Rights, if any, of such Member with respect to the Company. The quantity of a Member's Membership Interest is determined by the number of Units held by the Member relative to the number of Units held by all other Members. The quality of a Member's Membership Interest is determined by the type, class and series of Units held by the Member and the relative rights and preferences appurtenant to that type, class and series of Units.

         "Net Cash From Operations" means the gross cash proceeds from Company operations, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost-recovery deductions or similar allowances, but shall be increased by any reduction of reserves previously established pursuant to the preceding sentence.

         "Officer" means the Chief Executive Officer, the Chief Financial Officer/Treasurer, and Secretary elected by the Board and each other individual who shall hereafter be elected, appointed or otherwise designated as an officer by the Board pursuant to Section 5.1 and the Bylaws, and any other person elected as deemed to be an officer pursuant to the LLC Act. The term "officer" as used in this Agreement and in the Bylaws has replaced the term "manager" as used in the LLC Act, and shall have the same meaning and legal significance as the term "manager" under the LLC Act.

         "Permitted Transfer" shall have the meaning set forth in Section 7.2.

         "Person" means any individual, partnership, limited liability company, corporation, trust or other entity.

         "Profits" shall have the meaning set forth in Section 4.1.

         "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Required Records" are the financial records and other records required to be kept at the Company's principal executive office under Section 322B.373 of the LLC Act.

         "Second Funding" and "Second Funding Date" shall have the meanings ascribed to them, respectively, in Section 3.3.

         "Transfer" means, as a noun, any voluntary or involuntary transfer (by operation of law, Bankruptcy, court order or otherwise), sale, exchange, assignment, pledge or other encumbrance, foreclosure of a security interest upon, or other disposition of an item; or, as a verb, to voluntarily or involuntarily cause a Transfer of an item. "Transferred" means, as a past participle or participial adjective, that an item has been the subject of a Transfer.

         "Transferring Holder" shall have the meaning set forth in Section
8.1(b).

         "Unit" means a quantitative measurement of an entire Membership Interest or portion thereof. Except as may be otherwise specifically provided herein with respect to different types, classes and series of Units, each Unit of the Company shall have equal rights and preferences. The number of Units to which a Member is entitled shall not be affected by either (a) any issuance of new Units to new or existing Members or (b) any change in the Capital Account of the Member (other than the effect of an Additional Capital Contribution made by the Member in exchange for new Units). The number and type of Units allocated to each of the Members is set forth in Exhibit A, as amended from time to time. A Member's relative voting power as a Member shall be based on the number of Units to which the Member is entitled.

         "Voluntary Transfer" shall have the meaning set forth in Section
8.2(a).

Pursuant to Item 601(b)(2) of Regulation S-K, certain Schedules and Exhibits have been omitted from this Agreement. The Registrant will furnish a copy of any omitted Schedule or Exhibit to the Commission upon request.


         The following Exhibits have been omitted:

         Exhibit A

         Exhibit C

         Exhibit D

         Exhibit E

         Exhibit F

         Income Tax Appendix





         Exhibit B is filed as Exhibit 10.1 to this Form 8-K.